5835 Peachtree Corners East, Suite D
Norcross, GA 30092

Contact
Media: Bill Wells – 770-242-8723

Guided Therapeutics’ LightTouch Cervical Scan Detected Disease Up to Two
Years Earlier Than Pap, HPV and Biopsy in FDA Pivotal Clinical Trial

Detected 49% more significant cervical disease than the current standard of care

LAS VEGAS (March 24, 2010) – Some women with significant cervical disease could have been diagnosed up to two years earlier using the Guided Therapeutics, Inc. (GT) (Pink Sheets: GTHP) LightTouch™ Cervical Scanner, according to results of a U.S. Food and Drug Administration (FDA) pivotal clinical trial being presented at the American Society for Colposcopy and Cervical Pathology biennial meeting.

The study, which is the basis for seeking FDA approval, also indicated that nearly 40 percent of women without disease could have avoided potentially painful and invasive follow up exams, including biopsy.

“We believe that these results show that our LightTouch technology can be a significant future factor in improving the standard of care for women’s cervical health and also significantly reduce the personal and financial burden of unnecessary follow up procedures,” said Mark L. Faupel, Ph.D., President and CEO of GT.  “We also believe that having this type of painless scanning technology will remove a barrier to seeking early and preventive care and save lives by finding disease early when it is most successfully treated.”

The pivotal study examined 1,607 women who received the LightTouch test and other tests routinely used to refer women to biopsy.  Included in the study were 802 women who returned for follow up visits, 68 of whom were found to have precancer and cancer missed by the current diagnostic standard of care consisting of Pap test, HPV test, colposcopy and biopsy.  The current diagnostic procedures missed 38.6% (51 of 132) of precancers and cancers in women with follow up.  Of the 51 cases of precancer and cancer missed by the standard of care, LightTouch detected 44 of these missed cases (86.3%), some as early as two years prior to current practice procedures.

“(LightTouch) offers the potential of a cost effective test that provides an immediate result at the point of care while detecting significantly more moderate and high-grade dysplasia (disease) and significantly reducing the need for additional testing for benign (no disease) and CIN1 (low risk) lesions,” according to one of five abstracts discussing the pivotal trial results.

Overall and follow up results of the trial were presented by Dr. Leo Twiggs, professor and chairman of the Department of Obstetrics and Gynecology at the University of Miami Miller School of Medicine and Dr. Nahida Chakhtoura, director of the Division of Gynecology/Generalist of the University of Miami Miller School of Medicine.

In addition to the University of Miami, the pivotal clinical trial was conducted at  the University of Texas Southwestern Medical Center, Dallas, Texas, Dr. Claudia Werner principal investigator (PI); Emory University School of Medicine, Atlanta, Georgia, Dr. Lisa Flowers (PI); University of Connecticut, Hartford, Connecticut, Dr. Manocher Lashgari (PI); Medical College of Georgia, Augusta, Georgia, Dr. Daron Ferris (PI); Orange Coast Women’s Medical Group, Laguna Hills, California, Dr. Marc Winter (PI); Saddleback Women’s Medical Group, Laguna Hills, California, Dr. Daniel Sternfeld (PI);  University of Arkansas, Little Rock, Arkansas, Dr. Alexander Burnett (PI);  Pathology conducted by Dr. Ed Wilkinson, University of Florida, Gainesville, Florida, and; Dr. Stephen Raab, University of Colorado, Denver, Colorado.

###MORE###

Guided Therapeutics--ASCCP main results
March 24, 2010

To read more about the clinical trial, visit www.guidedinc.com/asccp2010.htm.

About Guided Therapeutics

Guided Therapeutics, Inc. (Pink Sheets: GTHP) is developing a rapid and painless test for the early detection of disease that leads to cervical cancer.  The technology is designed to provide an objective result at the point of care thereby improving the management of cervical disease.  Unlike Pap and HPV tests, the device does not require a painful tissue sample and results are known immediately.  GT has also entered into a partnership with Konica Minolta Opto to develop a non-invasive test for Barrett’s Esophagus using the LightTouch technology platform. For more information, visit GT’s web site www.guidedinc.com.

The Guided Therapeutics LightTouch™ Non-invasive Cervical Cancer Detection System is an investigational device and is limited by federal law to investigational use.

The project described was supported by an Award from the National Cancer Institute. The content is solely the responsibility of the authors and does not necessarily represent the official views of the National Cancer Institute or the National Institutes of Health.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-KA for the fiscal year ended December 31, 2009 and subsequent quarterly reports.

###END###